Exhibit 99.1

TuSimple Holdings Announces Restructuring of U.S. Operations and Provides Update on Asia Pacific Business

•	Aligning capital spend with overall market conditions and pace of industry readiness

•	Reorganization of U.S. operations and a reduction in force to focus development efforts

•	No longer seeking strategic alternatives for Asia Pacific business

SAN DIEGO, (May 18, 2023) – TuSimple (Nasdaq: TSP), a global autonomous driving technology company, announced a restructuring plan for its U.S. operations that is intended to enable the company to continue maturing its technology while preserving the company’s balance sheet. The company also announced it is no longer seeking strategic alternatives for its Asia Pacific subsidiaries.

Restructuring of U.S. Operations

In light of current market conditions, today TuSimple announced it is reorganizing its U.S. operations and better aligning staffing levels with the company’s goals. This includes an approximately 30% reduction to TuSimple’s global workforce. The reduction in workforce will only impact TuSimple locations within the U.S.

Rooted in the tenets of the “V-model,” an industry standard for developing complex systems, the new organizational structure for U.S. operations is designed to prioritize validation and testing of the company’s Level 4 autonomous technology, and to improve organizational accountability and reporting lines. The restructuring is expected to lead to approximately $12 million to $13 million in one-time charges, consisting primarily of severance and WARN Act-related expenses, and result in an expected annual cash compensation expense savings of approximately $64 million to $68 million. Including the restructuring in December 2022, total annual cash compensation savings are expected to be in excess of $120 million.

“As we relaunch TuSimple, we have taken a variety of factors into consideration including further deterioration of global economic growth, significantly reduced capital availability in the self-driving industry and redundant hardware availability,” said Cheng Lu, president and CEO of TuSimple. “Given these factors, we believe this restructuring, while difficult, aligns our capital spend with the pace of overall industry readiness and improves our long-term competitive position. These decisions are not made lightly as they impact many of our colleagues. Our company would not be where it is today without their contributions. For that, they have our utmost gratitude.”

Since TuSimple’s founding in 2015, it has prided itself on developing industry-leading technology and achieving many industry firsts. TuSimple’s fleet of autonomous trucks has clocked more than 10 million testing, research and freight delivery miles. It has developed a full-stack autonomous driving software for Class 8 trucks that is among the most advanced in the industry, world-class simulation platform, data infrastructure, and development ecosystem. Post-restructuring, the company will continue to retain its key Level 4 technology development capabilities, and remain focused on enabling autonomous freight transportation.

Update on TuSimple Asia Pacific Subsidiaries

The company believes it is in the best interest of shareholders to continue owning and operating its Asia Pacific subsidiaries and is no longer exploring a transaction. In the past year, TuSimple’s Asia Pacific subsidiaries have continued to make progress working with several OEMs on Level 4 and Level 2+ commercial projects. In April 2023, TuSimple announced that its proprietary, high-performance central compute unit - TuSimple Domain Controller (TDC) - is expected to be ready for commercial production at the end of 2023. Enabled by the TDC and launched at the Shanghai Auto Show, TuSimple also introduced an integrated software plus hardware autonomy perception solution for OEM customers called TS-Box. The company intends to continue to develop Level 4 commercial autonomous freight opportunities in multiple Asia Pacific markets.

About TuSimple

TuSimple is a global autonomous driving technology company headquartered in San Diego, California, with operations in the United States and Asia. Founded in 2015, TuSimple is developing a commercial-ready, fully autonomous (SAE Level 4) driving solution for long-haul heavy-duty trucks. TuSimple aims to transform the $4 trillion global truck freight industry through the company’s leading AI technology, which makes it possible for trucks to drive safely autonomously, operate nearly continuously, and reduce fuel consumption by 10%+ relative to manually driven trucks. Global achievements include the world’s first fully autonomous, ‘driver-out’ semi-truck run on open public roads, and development of the world’s first Autonomous Freight Network (AFN). Visit us at www.tusimple.com.

Forward-Looking Statements

This press release contains forward-looking statements. These statements are based on current expectations as of the date of this press release and involve a number of risks and uncertainties, which may cause results to differ materially from those indicated by these forward-looking statements. Many important factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to, the Company’s restructuring plan including potential cost-savings, autonomous driving being an emerging technology, the development of the Company’s technologies and products, the Company’s limited operating history in a new market, the regulations governing autonomous vehicles, changes in the Company’s board of directors and senior management, the Company’s dependence on its senior management team, reliance on third-party suppliers, potential product liability or warranty claims, the protection of the Company’s intellectual property, securities class action litigation, the Company’s ability to regain compliance with Nasdaq listing standards, and government or regulatory policies, inquiries and actions. Moreover, the Company operates in a competitive and rapidly changing environment, and new risks may emerge from time to time. The foregoing list of factors is not exhaustive.

You should carefully consider the foregoing factors and the other risks and uncertainties described under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on February 24, 2022, and the Company’s other filings with the SEC. These SEC filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. We do not give any assurance that we will achieve our expectations.

SOURCE TuSimple Holdings, Inc.

TuSimple Investor Relations

Ryan Amerman - ryan.amerman@tusimple.ai

TuSimple Media Relations

pr@tusimple.ai